Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the use of our report dated March 1, 2013 included in the Registration Statement on Form S-1 of PowerShares DB Multi-Sector Commodity Trust for PowerShares DB Silver Fund, with respect to the statement of financial condition, including the schedule of investments, of PowerShares DB Silver Fund as of December 31, 2012, and the related statements of income and expenses, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012.

We consent to the use of our report dated March 20, 2013 included in the Registration Statement on Form S-1 of PowerShares DB Multi-Sector Commodity Trust, with respect to the statement of financial condition of DB Commodity Services LLC as of December 31, 2012, and the related statement of income and expenses, changes in member’s capital (deficit), and cash flows for each of the year then ended.

We also consent to the reference to our firm under the heading “Experts” in the above noted Registration Statement.

/s/ KPMG LLP

New York, New York

February 24, 2014